Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com

XenoPort Reports Second Quarter Financial Results

SANTA CLARA, CA, August 8, 2007 — XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the second quarter and six months ended June 30, 2007.  Revenues and net income for the second quarter were positively impacted by recognition of revenue associated with up-front and milestone payments from XenoPort’s collaborations with GlaxoSmithKline and Astellas Pharma Inc.  Revenues for the second quarter were $36.1 million, compared to $3.1 million for the same period in 2006.  Net income for the second quarter was $13.5 million, compared to a net loss of $14.4 million for the same period in 2006.  At June 30, 2007, XenoPort had cash, cash equivalents and short-term investments of $176.6 million.

XenoPort Quarterly Highlights
Since the start of the second quarter:
•
XenoPort announced top-line results from a Phase 3 clinical trial of XP13512 for the treatment of symptoms of primary restless legs syndrome, or RLS.  XP13512 demonstrated statistically significant improvements compared to placebo on both of the co-primary endpoints of the trial and was well tolerated.

•	XenoPort completed enrollment in its second 12-week, double-blind, placebo-controlled Phase 3 clinical trial of XP13512 for the potential treatment of RLS.
•
XenoPort received from Astellas, XenoPort’s partner for XP13512 in Japan and five other Asian countries, a $5.0 million milestone payment in connection with the completion of XenoPort’s initial Phase 3 clinical trial of XP13512 described above.

•
XenoPort received from GSK, XenoPort’s partner for XP13512 in all countries of the world outside of the Astellas territory, two milestone payments totaling $21.0 million in connection with the completion of certain activities in XenoPort’s Phase 3 clinical program of XP13512 for the potential treatment of RLS.

•	Astellas initiated a Phase 2 clinical trial of XP13512 in painful diabetic neuropathy, or PDN, patients in Japan.
•	XenoPort completed dosing in a multi-dose, dose-ranging Phase 1 clinical trial of XP19986, a product candidate for the treatment of gastroesophageal reflux disease, or GERD, and spasticity.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “During the second quarter, we continued to make solid progress in our development programs.

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XenoPort Reports Second Quarter Financial Results (con’t)	Page 2

We were very pleased to report in April the positive results from our first Phase 3 pivotal trial of XP13512 in RLS patients.  We recently completed enrollment in the second 12-week Phase 3 pivotal trial in RLS patients.  This trial and our nine-month maintenance of efficacy Phase 3 trial are expected to complete patient treatment in the fourth quarter.  We anticipate reporting the top-line results from both of these trials in the first quarter of next year.  We are also making good progress in the other safety and clinical pharmacology studies that will be included in the NDA for RLS.  As such, we remain confident in our prior projection that an NDA submission can be made in the second half of 2008.”

Dr. Barrett continued, “We are also pleased with the progress that our partners are making in their development efforts with XP13512.  To support registration of XP13512 in Japan and the other countries of its territory, Astellas has initiated a Phase 2 clinical trial in PDN patients in Japan and has indicated that it plans to initiate in the near future a Phase 2 clinical trial in RLS patients in Japan.  For the United States and other countries within its territory, we believe that GSK will initiate its development program for XP13512 in neuropathic pain in the first quarter of next year.”

“Our other development programs are also progressing well.  Now that we have completed dosing in the Phase 1 dose-ranging study of the new formulation of XP19986, we plan to evaluate the data and initiate Phase 2 clinical trials of XP19986 in GERD and spasticity by the end of this year.  We also expect to file the IND for, and initiate a Phase 1 trial of, XP21279, a transported prodrug of L-dopa, by the end of the year.”

XenoPort Second Quarter and Six-Month Financial Results
Revenues for the second quarter of 2007 were $36.1 million, compared to $3.1 million for the same period in 2006.  Revenues for the six months ended June 30, 2007 were $52.6 million, compared to $4.4 million for the same period in 2006.  The increase in second quarter and six-month revenues was primarily due to recognition of revenue associated with our collaboration with GSK that was executed in February 2007.  The increase also reflects recognition of revenue associated with our collaboration with Astellas that commenced in December 2005.

Research and development expenses for the second quarter of 2007 were $20.6 million, compared to $14.9 million for the same period in 2006.  Research and development expenses for the six months ended June 30, 2007 were $37.7 million, compared to $28.6 million for the same period in 2006.  The increase in expenses for the second quarter and for the six-month period was primarily due to increased development activities for XP13512 and XP19986, as well as increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation.

General and administrative expenses were $4.2 million for the second quarter of 2007, compared to $3.5 million for the same period in 2006.  General and administrative expenses were $8.6 million for the six months ended June 30, 2007, compared to $6.9 million for the same period in 2006.  The increase for the quarter and six-month periods was primarily due to increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation.

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XenoPort Reports Second Quarter Financial Results (con’t)	Page 3

Net income for the second quarter of 2007 was $13.5 million, compared to a net loss of $14.4 million for the same period in 2006.  Net income for the six months ended June 30, 2007 was $10.1 million, compared to a net loss of $29.4 million for the same period in 2006.  Net income per diluted share was $0.52 in the second quarter of 2007 versus a net loss per basic and diluted share of $0.72 for the same period in the prior year.  For the six-month period ended June 30, 2007, net income per diluted share was $0.40 versus a net loss per basic and diluted share of $1.48 for the same period in 2006.

Due to the recognition of revenues from up-front and milestone payments from our collaborations with GSK and Astellas, XenoPort was profitable in the second quarter of 2007 and may have profitable quarters from time to time.  However, while recognition of revenues from our collaborations may result in a profitable year for 2007, we continue to expect to incur losses for the next several years.

Conference Call
XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss our financial results and an update of XenoPort’s business.  To access the conference call via the Internet, go to www.XenoPort.com.  To access the live conference call via phone, dial 1-888-275-3514.  International callers may access the live call by dialing 706-679-1417.  The reference number to enter the call is 6884768.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers.  The reference number to enter the replay of the call is 6884768.  Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs.  XenoPort’s most advanced product candidate, XP13512, has successfully completed a pivotal trial in its Phase 3 clinical program for the treatment of restless legs syndrome and has successfully completed a Phase 2a clinical trial for the management of post-herpetic neuralgia.  XenoPort has also reported positive results from a Phase 2a clinical trial of its second product candidate, XP19986, in patients with gastroesophageal reflux disease.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

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XenoPort Reports Second Quarter Financial Results (con’t)	Page 4

Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to our and our partners’ future clinical development of XP13512, XP19986 and XP21279 and the timing thereof; the release of additional XP13512 clinical trial data and the timing thereof; the therapeutic and commercial potential of XP13512 and XP19986; the timing of future regulatory submissions; and our and our partners’ future clinical trials.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “confident,” “projection” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon XenoPort’s current expectations.  Forward-looking statements involve risks and uncertainties.  XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct clinical trials for XP13512, XP19986 and XP21279 and the uncertainty of the timing and results thereof; the uncertainty of the FDA approval process and other regulatory requirements; our dependence on our current and additional collaborative partners; and the therapeutic and commercial value of the company’s compounds.  These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Securities and Exchange Commission on May 9, 2007.  XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a U.S. trademark of XenoPort, Inc.

XNPT2F

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XENOPORT, INC.

BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2007	2006
	(In thousands)
Current assets:
Cash and cash equivalents	$21,251	$14,857
Short-term investments	155,326	103,997
Accounts receivable	2,597	2,796
Other current assets	2,240	1,332
Total current assets	181,414	122,982
Property and equipment, net	5,172	3,532
Long-term assets and other	2,192	2,151
Total assets	$188,778	$128,665
Current liabilities:
Short-term liabilities	$65,326	$20,955
Short-term borrowings	309	500
Total current liabilities	65,635	21,455
Long-term liabilities	22,756	23,744
Long-term borrowings	63	181
Stockholders’ equity:
Common stock	25	24
Additional paid-in capital	294,407	287,517
Accumulated deficit	(194,108)	(204,256)
Total stockholders’ equity	100,324	83,285
Total liabilities and stockholders’ equity	$188,778	$128,665

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XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In thousands, except per share amounts)
Revenues:
Collaboration revenue	$36,097	$3,106	$52,636	$4,394
Total revenues	36,097	3,106	52,636	4,394
Operating expenses:
Research and development*	20,637	14,874	37,726	28,620
General and administrative*	4,191	3,516	8,594	6,922
Total operating expenses	24,828	18,390	46,320	35,542
Income (loss) from operations	11,269	(15,284)	6,316	(31,148)
Interest income	2,276	986	3,933	1,923
Interest and other expenses	(48)	(83)	(101)	(134)
Net income (loss)	$13,497	$(14,381)	$10,148	$(29,359)
Basic net income (loss) per share	$0.55	$(0.72)	$0.41	$(1.48)
Diluted net income (loss) per share	$0.52	$(0.72)	$0.40	$(1.48)
Shares used to compute basic net income (loss) per share	24,737	20,049	24,652	19,782
Shares used to compute diluted net income (loss) per share	25,928	20,049	25,682	19,782

* Includes non-cash stock-based compensation as follows:
Research and development	1,189	707	2,458	1,281
General and administrative	876	714	1,727	1,244
Total stock-based compensation expense	$2,065	$1,421	$4,185	$2,525

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